Exhibit 99.1

CEO Update March 2026: An important update on our team

I’m sharing some hard news today. I have made the incredibly difficult decision to reduce the size of our team by ~10% (or ~1,600 employees). Every Atlassian will receive an email within the next 20 minutes letting you know if you are impacted, or if we're starting consultation in your region.

I believe this is the right decision for Atlassian. But that doesn’t mean it’s easy. Far from it. I know this has a huge impact on each of you, and it weighs heavily on me and Atlassian today.

We are doing this to self-fund further investment in AI and enterprise sales, while strengthening our financial profile. We’re also changing the way we work and reorganising around our System of Work to move faster.

Let me explain.

Why are we making these changes?

We have momentum. We are executing incredibly well across our AI, Enterprise and System of Work transformations. You can see this in our results. Last quarter, cloud revenue growth accelerated to 25%+, RPO growth 40%+, 600+ $1m ARR customers and Rovo has passed 5 million MAU.

But, things have changed. The bar for what “great” looks like for software companies - on growth, on profitability, on speed, on value creation - has gone up.

We are choosing to adapt. Thoughtfully, decisively and quickly. To drive durable, profitable growth.

This means we are:
1.Restructuring to self-fund further investment in AI and Enterprise Sales - two areas we have high momentum and are accelerating.
2.Accelerating our path to sustained GAAP profitability - fuelling disciplined, durable growth.
3.Reorganising ourselves to move faster - building dedicated, accountable leadership teams across our Collections portfolio and other revenue-generating areas.

Is AI replacing these roles?

We fundamentally believe people and AI create the best outcomes. Our approach is not “AI replaces people”.

But it would be disingenuous to pretend AI doesn’t change the mix of skills we need or the number of roles required in certain areas. It does.

This is primarily about adaptation. We are reshaping our skill mix and changing how we work to build for the future.

How are we doing this?

“Build with heart and balance” means we consider and weigh up all options before we make decisions. Decisions require heart (humanity, empathy, passion), and balance (pragmatism, trade-offs, decisiveness). In this moment, we are balancing making the right (hard) decision for Atlassian, while supporting our people through this change.

We took a thoughtful and incredibly thorough approach to determining impacted roles. Guided by company-wide principles and a disparate impact analysis, we made some structural org changes and focused on retaining Atlassians with the skills to help us thrive as an AI-first company - this included strong performers, graduates, and Atlassians with transferable skills.

For our teammates who are impacted, we’re going beyond requirements in every region*:
•Minimum 16-week global separation package, with one week additional for each year of service
•Bringing forward bonuses on a prorated basis for FY26
•$1,000 USD technology stipend (upon returning corporate laptop)

•Extending healthcare plans for six months for eligible employees and families
•Optional 1:1 calls with HR and continuing Modern Health and Employee Assistance Program (EAP) through this period
•Additional support for employees looking for internal mobility opportunities, as well as outplacement services and individual support for those on Visas, and future dated paid-parental leave paid out in full.

* This separation package is subject to consultations with employee representative bodies as required by local laws

Saying goodbye

Slack will stay open on mobile devices for 6-12 hours (depending on time zones) for impacted employees who want to say goodbye to teammates across the world. We will be restricting Confluence in service of protecting our customers’ data.

With deep gratitude

To Atlassians who are leaving us - I’m sorry for the impact this will have on you. Thank you for everything you have contributed to our epic story. Whether you’ve written a word, a sentence, a paragraph or entire chapters - you are part of us, your contributions remain, and Atlassian is better because of what you’ve helped us write.

To Atlassians who are continuing on our journey - I know this is extremely challenging for you too, and we’ll work together to move forward in this next chapter.

A final note

We are more than 20 years into our journey of unleashing the potential of every team.

For over two decades, we’ve demonstrated our durability, our growth, and our resilience. We’ve built products that millions of people rely on every single day.

We’ve navigated - and thrived through - multiple technology shifts. Multiple market cycles. And we will again.

This will require continual adaptation. Decisiveness. And making hard decisions to set Atlassian up strongly for the long term.

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